June 30, 2005



Mail Stop 4561

By U.S. Mail and facsimile to (530) 224-2220

Mr. Michael C. Mayer
President & Chief Executive Officer
Bank of Commerce Holdings
1951 Churn Creek Road
Redding, California  96002


Re:	Bank of Commerce Holdings
	Form 10-K for the fiscal year ended December 31, 2004
	Filed March 4, 2005
	File Number: 000-25135


Dear Mr. Mayer:


	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


						John P. Nolan
      Accounting Branch Chief